Exhibit 99.1

LIBERTY GLOBAL TO SELL UPC SWITZERLAND TO SUNRISE

•	Transaction values UPC Switzerland at CHF 6.3 billion ($6.3 billion1) or 10x Estimated 2019 Adjusted Segment OCF[2]

•	Net cash proceeds[3] expected to be CHF 2.6 billion[3] ($2.6 billion1)

•	Combined business will create leading challenger in competitive quad play market

•	Transaction expected to close prior to year-end 2019

Denver, Colorado - February 27, 2019

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that it has reached a binding agreement to sell its Swiss operation, UPC Switzerland, to Sunrise Communications Group AG (“Sunrise”). At December 31, 2018, UPC Switzerland’s network passed 2.3 million homes and served 1.1 million customers who subscribed to 1.1 million video, 700,000 broadband and 520,000 voice services.

The transaction will create the leading converged challenger in the market with scale across all elements of the quad play bundle. As the #2 player in mobile, TV, fixed broadband and fixed voice, the combined company will have the scale to drive innovation, invest in new services and pursue growth with competitively priced offers.

Liberty Global will sell UPC Switzerland for a total enterprise value of CHF 6.3 billion ($6.3 billion1) on a U.S. GAAP basis. Sunrise will acquire the business inclusive of the UPC Holding borrowing group’s existing senior and senior secured notes4 and associated derivatives (together, the “Notes”) and certain other debt items, which have an aggregate value equal to approximately CHF 3.7 billion ($3.7 billion1) at December 31, 2018. The net proceeds to Liberty Global, which will be paid in cash, are expected to be CHF 2.6 billion3 ($2.6 billion1), subject to customary other liabilities and working capital adjustments at completion.

The enterprise value implicit in the sale price represents a multiple of 10x UPC Switzerland’s currently estimated 2019 adjusted segment operating cash flow (“Segment OCF”2), as otherwise customarily defined by Liberty

Global, or approximately 22x UPC Switzerland’s estimated 2019 operating free cash flow (“OFCF”)5. Closing of the transaction is subject to regulatory approval, which is expected prior to year-end 2019, and approval by Sunrise’s shareholders with respect to an associated capital increase.

Mike Fries, Chief Executive Officer of Liberty Global said, “Today’s announcement further validates our strategy of building or enabling national champions in our core European markets. After 13 years of investment, innovation and growth, UPC Switzerland will combine with Sunrise to form a strong challenger in the Swiss market. This is a great moment for the Swiss consumer as network quality, product innovation and customer experience is at the heart of both companies. We are extremely proud of what we have achieved in this market, and are thrilled for our shareholders who will benefit from yet another example of value creation. After an investment of $1.6 billion in 2005, we will have realized at closing $6.5 billion of dividends and equity proceeds, or nearly four times our capital in this market.”

The net proceeds from the sale are expected to be used for general corporate purposes.

Liberty Global has agreed to provide certain transitional services to Sunrise for a period of up to five years following completion. Such transitional services principally comprise network and information technology-related functions. The annual charges for such transitional services will depend on the actual level of transitional services required by Sunrise.

Credit Suisse, J.P. Morgan and LionTree acted as financial advisers to Liberty Global on the transaction.

FORWARD-LOOKING STATEMENTS AND DISCLAIMER

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding UPC Switzerland’s 2019 estimated adjusted Segment OCF and OFCF, expected net proceeds, the anticipated closing of the sale of UPC Switzerland, the expected use of net proceeds and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the ability to obtain regulatory approval for the transaction, approval by Sunrise’s shareholders, our and Sunrise’s ability to achieve other customary closing conditions for the transaction, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. Liberty Global expressly disclaims any obligation or undertaking to disseminate any updates or revisions to UPC Switzerland’s 2019 estimated adjusted Segment OCF and OFCF or any other forward-looking statement contained herein to reflect any change in Liberty Global’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 10 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 21 million customers subscribing to 45 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:                 Corporate Communications:
Matt Coates +44 20 8483 6333            Molly Bruce +1 303 220 4202
John Rea +1 303 220 4238            Matt Beake +44 20 8483 6428
Stefan Halters +1 303 784 4528

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1 Convenience translation based on USD/CHF spot rate of 1.00.
2 For the purpose of the sale price multiple calculation, the estimated 2019 Segment OCF of UPC Switzerland has been reduced by CHF 32 million, which represents the allocable estimated net amount of transitional services (excluding amounts related to costs expected to be capitalized by Liberty Global) to be provided by Liberty Global to Sunrise during the first year following completion of the transaction.

3 Net cash proceeds represent the estimated cash proceeds to be received by Liberty Global after adjustments for certain debt items, including vendor financing and capital leases, based on December 31, 2018 balances.

4UPC Switzerland is part of the UPC Holding borrowing group. As the transaction is structured, a change of control will not be triggered under the Notes. The UPC Holding borrowing group’s existing Term Loan AR (approximately $1.6 billion at December 31, 2018) is expected to be repaid in full at or prior to closing. The amount of the repayment is not included in the determination of net proceeds, as disclosed herein.
5OFCF is defined as Segment OCF less property and equipment additions, as customarily defined by Liberty Global. For the purpose of the sale price multiple calculation, UPC Switzerland’s estimated 2019 Segment OCF has been adjusted as described in footnote 2, and its estimated 2019 property and equipment additions have been increased by CHF 62 million, which represents the estimated incremental net amount of transitional services related to property and equipment additions that UPC Switzerland would incur if it were a stand-alone entity.